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                                                                      EXHIBIT 11

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                       Computation of Net Income Per Share
                                   (Unaudited)

                      (Thousands, except per share amounts)

--------------------------------------------------------------------------------


                                                           Three Months Ended
                                                              September 30

                                                          1997             1996
                                                      -----------       -----------

         Average Shares Outstanding
         --------------------------

 1.      Average common shares
         outstanding                                      20,843            18,609

 2.      Net additional shares
         outstanding assuming stock
         options exercised and
         proceeds used to purchase
         treasury stock                                      441               360
                                                      -----------       -----------

 3.      Adjusted average common
         shares outstanding for
         fully diluted computation                        21,284            18,969
                                                      ===========       ===========


         Net Income
         ----------

 4.      Net income as reported in
         statements of consolidated
         income                                       $    4,497        $    5,405
                                                      ===========       ===========

         Net Income Per Share
         --------------------

 5.      Net income per average
         common share outstanding
         (4/1)                                        $      0.22       $      0.29
                                                      ===========       ===========

 6.      Net income per common
         share on a fully
         dilutive basis (4/3)                         $      0.21(A)    $      0.28(A)
                                                      ===========       ===========

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.
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